UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2010

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32626	32-0064979
(Commission File Number)	(IRS Employer
Identification No.)

7000 Shoreline Court, Suite 370
South San Francisco, CA 94080
(Address of principal executive offices and Zip Code)

(650) 588-6404
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2010, the contents of which are incorporated by reference herein, on June 7, 2010, Hana Biosciences, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited (collectively, the “Purchasers”), whereby the Company issued and sold to the Purchasers an aggregate of 400,000 shares (the “Initial Shares”) of the Company’s Series A-1 Convertible Preferred Stock, stated value $100.00 per share (the “Series A-1 Preferred Stock”).  On September 10, 2010, following approval of the Charter Amendment (as defined below under Item 3.03 of this report) by the Company’s stockholders, the Company and the Purchasers completed a second closing (the “Second Closing”) pursuant to the terms of the Investment Agreement.

At the Second Closing, the Purchasers were issued an aggregate of 12,562 additional shares (the “Accretion Shares”) of Series A-1 Preferred Stock, in satisfaction of approximately $1.26 million in accretion that had accrued on the Initial Shares between June 7, 2010 and the Second Closing.  The offer and sale of the Accretion Shares constituted a private placement under Section 4(2) of the Securities Act of 1933, as amended, in accordance with Regulation D promulgated thereunder.  No general solicitation was involved in connection with the offer and sale of the Accretion Shares, and each of the Purchasers has represented to the Company that it is an “accredited investor.”

Also at the Second Closing, the Series A-1 Preferred Stock automatically became subject to the terms (the “Revised Series A-1 Terms”) described in Annex II of the Certificate of Designation filed with the Secretary of State of Delaware on June 7, 2010 (the “Series A-1 Certificate”), whereas the Series A-1 Preferred Stock had previously been subject to the terms (the “Initial Series A-1 Terms”) described in Annex I of the Series A-1 Certificate.  As described in more detail in the Company’s Form 8-K filed with the SEC on June 11, 2010, the Revised Series A-1 Terms are more Company-favorable than the Initial Series A-1 Terms.

The Revised Series A-1 Terms provide that the Series A-1 Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.736 per share (after giving effect to the Reverse Stock Split, as defined below under Item 3.03 of this report), subject to adjustment in certain circumstances (the “Revised Series A-1 Conversion Price”).  Under the the Revised Series A-1 Terms, the stated value of each share of Series A-1 Preferred Stock accretes at a rate of 9% per annum, compounded quarterly, for a five-year term; thereafter cash dividends become payable at a rate of 9% of the accreted stated value per annum, payable quarterly.  Upon the occurrence and during the continuance of certain material breaches by the Company of its obligations under the Investment Agreement, Series A-1 Certificate and related transaction agreements (referred to in the Series A-1 Certificate as “special triggering events”), the accretion rate and the dividend rate on the Series A-1 Preferred Stock would increase to 12% per annum, compounded quarterly.  Upon any liquidation of the Company, holders of the Series A-1 Preferred Stock would be entitled to receive a liquidation preference per share equal to the greater of (i) 100% of the then-accreted value of the Series A-1 Preferred Stock and (ii) the amount which the holder would have received if the Series A-1 Preferred Stock had been converted into Common Stock at the Revised Series A-1 Conversion Price immediately prior to the liquidation.  Similar rights would apply upon any change of control in the Company (although the liquidation preference would be calculated assuming the liquidation occurred on the fifth anniversary of the date of issuance).  Unlike under the Initial Series A-1 Terms, the Series A-1 Preferred Stock is not redeemable under the Revised Series A-1 Terms.

The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by reference to the Series A-1 Certificate, a copy of which was attached as Exhibit 3.1 to the Company’s Form 8-K filed with the SEC on June 11, 2010.

Item 3.03.	Material Modification to Rights of Security Holders.

On September 8, 2010, the Company amended its Amended and Restated Certificate of Incorporation to: (i) increase the number of authorized shares of its Common Stock from 200,000,000 to 350,000,000; (ii) effect a combination (reverse split) of the Common Stock at a ratio of one-for-four (the “Reverse Stock Split”); and (iii) include a provision that the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the Company’s issued and outstanding Common Stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law (collectively, the “Charter Amendment”).

The Company’s Board of Directors approved the Charter Amendment on June 25, 2010, and the Company’s stockholders approved the Charter Amendment at a special meeting on September 2, 2010, as reported in the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2010.  A copy of the Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on September 8, 2010, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

As a result of the Reverse Stock Split, which was effective as of the close of business on September 10, 2010 (the “Effective Time”), each share of the Common Stock was automatically combined into one-fourth of a share of Common Stock.  No fractional shares will be issued as a result of the Reverse Stock Split, but instead stockholders will receive cash in lieu of any fractional shares to which they would otherwise have been entitled, based upon the last quoted bid price of the Common Stock on September 10, 2010, as reported on the OTC Bulletin Board.

The Reverse Stock Split does not change the proportionate ownership interest of any holder of the Common Stock, except to the extent any stockholder receives cash in lieu of fractional shares. Following the Reverse Stock Split, the number of outstanding shares of Common Stock is approximately 21,234,309, excluding outstanding stock options and warrants to purchase Common Stock and subject to adjustment for fractional shares.  All stock options and warrants outstanding at the Effective Time will be appropriately adjusted to give effect to the Reverse Stock Split.

As of the Effective Time, the Common Stock will trade under a new CUSIP number (40963P 204).  The Common Stock began trading on the OTC Bulletin Board on a post-split basis on September 13, 2010 under the temporary ticker symbol “HNABD.OB”.  After a period of 20 trading days, the ticker symbol for the Common Stock will revert to “HNAB.OB”.  Each holder of Common Stock will be receiving a letter of transmittal from the Company’s transfer agent, Corporate Stock Transfer, Inc., which will explain the process by which certificates  representing pre-split shares of Common Stock may be exchanged for new certificates representing post-split shares.  Such exchange is not mandatory.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures set forth above under Item 3.03 of this report are incorporated by reference hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2010	Hana Biosciences, Inc.

	By:	/s/ Craig W. Carlson
Craig W. Carlson
Chief Financial Officer

Index to Exhibits Filed with this Report

Exhibit No.	Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation.